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EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wave Systems Corp.:

We consent to the incorporation by reference in the registration statements Nos. 333-141429, 333-130409, 333-114476, 333-112017, 333-106632, 333-99469, 333-92845, 333-46330, 333-33236, 333-38265, 333-28819, 333-20017, 333-73236 and 333-65648 on Form S-3 and Nos. 333-144147, 333-144139, 333-88665, 333-68911, 333-69041, 33-97612, 333-11611 and 333-11609 on Form S-8, of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Wave Systems Corp.

Our report dated March 17, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, Wave Systems Corp. adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" effective January 1, 2006, utilizing the modified prospective application transition method.

/s/ KPMG LLP

Boston, Massachusetts
March 17, 2008

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  EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM